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                                                                  EXHIBIT 11

                      CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in the Prospectuses and
Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Report to Shareholders of The Valiant Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
December 19, 1997